Exhibit 10.2

Shenzhen City

Employment Contract

(Applicable for full-time employee)

Drafted by Shenzhen Human Resource and Social Security Bureau

Part A (Employer)	Part B (Employee)

Name: ShenZhen AIV Electronics	Name: Huanchao Zhu
Company Limited
Address: 1305 East, Hightech Plaza, Phase 2,
Tian'an Cyber Park, Futian District,
Shenzhen City, Guangdong Province, China
Corporate Authorized Representative:	Gender: Male
JinLin Guo	ID Number: 413022197312124635
Contact:	Household Registration:
Yan Peng	Huaibin County, Henan Province
Home Address
Shongpingshang Garden,
Nanshan District, Shenzhen City
Phone Number	Phone Number
0755-88353133-813	13620913001
Collectively, the parties.

Whereas, according to the Labor Law of the People’s Republic of China (the Labor Law), the Labor Contract Law of the People’s Republic of China (the Labor Contract Law) and the Shenzhen Employee Wage Payment Regulation, and related laws and regulations, the parties entered this Employment Contract (the Contract) based on the equal, fair and voluntary negotiations as follows:

1.	Terms
1.1	Employment Term: started from April 26, 2011 to April 25, 2012 .

1.2	Probation Period: one month from April 26, 2011 to May 25, 2011 .

2.	Employment Information
2.1	Title: Chief Operating Officer

2.2	Location: Shenzhen City, Guangdong,

3.	Employment Schedule
3.1	Eight (8) hours per day and forty (40) hours per week. At least one (1) day off per week.

3.2	Any overtime working hours shall follow the Article 41 of the Labor Law.

3.3	Employee shall have the right to the legal holidays, annual vacation and the vacations for marriage, maturity and funeral, etc.

4.	Compensation
4.1	The compensation to the employee shall no less than the legal minimum wage decided by the local municipal government.

4.2	Employee shall receive a monthly salary of RMB 20,000 (RMB 18,000 within the probation period).

4.3	Employer shall pay the employee on every 15th day of each month and not less than one (1) payment in currency every month.

4.4	Any compensation for overtime, vacation and other special situation shall be made according to laws and regulations.

5.	Social Security and Welfare
5.1	The parties agree to enroll the required social security program and housing fund social insurance under the requirement of laws and regulations.

5.2	The employee shall have the right to salary payment required under the national and local laws and regulations in the event of receiving medical treatment.

5.3
In the event the employee has encountered the work injuries, the employer shall follow the related laws and regulations, including but not limited to the Professional Disease Protection Act, the Work Injury Rules, etc.

6.	Employment Safety and Protection from Professional Disease
6.1	The employer shall provide necessary required employment protections to the employee under the laws.

6.2	The employer shall strictly follow the special requirements for female employees and other employees.

6.3	[Not applicable]

6.4
The employee shall have the right to refuse to work under the extreme hazards forcibly commended by the employer and the employee shall have the right to report any violations that the employer committed to endanger the employee’s life and health.

7.	Internal Controls
7.1	The employer shall follow the related labor laws and regulations.

7.2	The employee shall follow the related labor laws and regulations to duly perform the job duty, improve the work skill and follow the internal rules of the employer.

7.3	The employee shall the related birth controlling policies under the national and local laws.

8.	Amendment of Contract
8.1	Upon the parties’ agreement this Contract can be amended in writing and the parties shall have one copy each of the amended Contract.

9.	Termination
9.1	The parties can terminate this Contract upon agreement.

9.2	The employee shall inform the employer in writing at least 30 days prior to the termination date of the Contract and 3 days prior in the probation period.

9.3	The employee can terminate this Contract for one of the following reasons:
9.3.1	The employer fails to provide required employment protections or provide necessary work conditions;
9.3.2	The employer fails to pay the compensation at a timely basis;
9.3.3	The employer fails to pay for the required social insurance for the employee and fails to pay the same within one (1) month after the employee requested the employer to pay;
9.3.4	The employer commits violations against the laws and regulations;
9.3.5
The employer induced or force the employee to enter or amend this Contract, or make the employee to enter or amend this Contract by frauds, and such entrance or amendment will render this Contract invalid;

9.3.6
The employer fails to perform the legal required obligations towards the employee and cause the failure for the employee to exercise the legal rights under the employment, and such failure will render this Contract invalid;

9.3.7	The employer commits other violations of laws and such violations will render this Contract invalid;
9.3.8	Other situations described under the laws and regulations that the employee can terminate this Contract.

9.4
The employee violates the laws and forced the employee to work by violence, threats or other illegal restrictions on the employees’ freedom, or the employer forced the employee to work under the conditions that will endanger the employee’s life and health, the employee has the right to immediately terminate this Contract without prior notice to the employer.

9.5	The employer shall have the right to terminate this Contract if the employee has one of the followings:
9.5.1	The employee fails to perform the required job duties during the probation period;
9.5.2	The employee fails to follow the employer’s internal rules and regulations;
9.5.3	The employee causes substantial damages to the employer due to the his/her failure to perform the job duties;

9.5.4	The employee has more than one employer at the same time period and causes substantial negative effects to the employer, or despite the employer’s request, the employee continue the above situation;
9.5.5
The employee induced or force the employer to enter or amend this Contract, or make the employee to enter or amend this Contract by frauds, and such entrance or amendment will render this Contract invalid;

9.5.6	The employee commits criminal crimes.

9.6	The employer can terminate this Contract upon 30 days prior written notice to the employee or upon paying the employee one (1) more month salary, except described in the Article 42 of the Labor Law:
9.6.1	The employee cannot continue to perform any original or newly assigned job duties upon the release from the medical treatment ;
9.6.2	The employee cannot perform the required job duties despite the receipt of training programs or changes on the job positions;
9.6.3
The situations have substantially changed from the date that this Contract is signed and this Contract cannot be executed according to the current situation, and the parties fail to agree on an amendment of this Contract.

9.7
Due to one of the following reasons and the employer needs to lay off more than 20 employees or lay off less than 20 employee but the total number subject to being laid off will constitute more than 10% of the total employees, the employer shall inform this information to all employee or the union at least 30 days in advance and report the lay-off proposal to the local human resource and social security department.  Under this situation, the employer can terminate this Contract except described in the Article 42 of the Labor Law:

9.7.1	The employer needs to restructure the corporate;
9.7.2	There is substantial difficulties in production;
9.7.3	There is material renovations on the technology and material changes in business and upon the change of employment contracts there is a need for the employer to lay off employees;
9.7.4	Other material changes that will render this Contract impracticable.

9.8	This Contract shall expire on one of the following situations:
9.8.1	The employment term expires;
9.8.2	The employee retires;
9.8.3	There is an announcement of death or disappear of the employee from related authorities;
9.8.4	The employer files for bankruptcy;
9.8.5	The employer’s business license is revoked or canceled or the employer is liquidated;
9.8.6	Other situations described in the laws.

10.	Indemnification
10.1	The employer shall indemnify the employee under one of the following situations:
10.1.1	The employer terminates this Contract under the above 9.1;
10.1.2	The employer terminates this Contract under the above 9.3 and 9.4;
10.1.3	The employer terminates this Contract under the above 9.6 and 9.7;
10.1.4
The employer terminates this Contract under the above 9.8.1 except the employer maintain or increase the compensation and other employment conditions for the purpose to renew this Contract and the employee refuses to renew this Contract;

10.1.5	The employer terminates this Contract under the above 9.8.4 and 9.8.5;
10.1.6	Other situations described in the laws.

10.2	The indemnification to the employee shall be made under the Labor Law and other related laws and regulations and shall be payable at the time the employee stops working at the employer.

11.	Procedures for Terminations and Expiration of the Contract
Upon the termination and expiration of this Contract, the employee shall transfer all job duties and work products to the employer and the employer shall assist the employee to transfer the employment files and related social insurance within 15days. The employer shall also issue the certificates of termination or expiration of the employment contract with the explicit contract period, termination/expiration date, job position and working period.

12.	Disputes
Any disputes between the parties under this Contract shall be resolved by friendly negotiations between the parties. Any disputes cannot be resolved shall be submitted to the Union or the local labor disputes arbitration committees for arbitration.

13.	Miscellaneous [not applicable]

14.	Others

14.1	Any conflicts between this Contract and the laws shall follow the laws and regulations.

14.2	This Contract shall be effective upon the parties’ following original signatures and seals by the authorized representatives.

14.3	This Contract shall be executed in two (2) copies with one (1) copy to each party.

Part A: ShenZhen AIV Electronics Company Limited	Part B: Huanchao Zhu
Corporate Authorized Representative:

By: /s/ Jinlin Guo	By: /s/ Huanchao Zhu
(seal)

Date: April 26, 2011	Date: April 26, 2011